SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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eROOMSYSTEM TECHNOLOGIES, INC.
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EROOMSYSTEM TECHNOLOGIES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

NOVEMBER 15, 2004

To the Stockholders of eRoomSystem Technologies, Inc.:

You are cordially invited to attend the 2004 Annual Meeting of Stockholders.  Regardless of whether you plan to attend, please take a moment to vote your proxy.  The Annual Meeting will be held as follows:

When:	Monday, November 15, 2004 10:00 a.m., Eastern Time

Where:	1072 Madison Ave. Lakewood, NJ 08701

Items of Business:

·        Election of four directors for terms expiring in 2005;

·        Approve an amendment to the eRoomSystem Technologies 2000 Stock Option and Incentive Plan to increase the number of shares of our common stock authorized for issuance under the plan from 2,700,000 shares to 3,000,000 shares

·        Ratification of the appointment of Hansen, Barnett & Maxwell as independent auditors for the fiscal year ending December 31, 2004; and

·        Act upon any other business that may properly come before the Annual Meeting or any adjournments thereof.

Record Date:	October 4, 2004

Voting by Proxy:	Your vote is important. You may vote by returning the proxy card in the envelope provided.

On the following pages, we provide answers to frequently asked questions about the Annual Meeting.  A copy of our 2003 Annual Report on Form 10‑KSB is enclosed.

By Order of the Board of Directors

/s/ David A. Gestetner

David A. Gestetner

President and Chief Executive Officer

eROOMSYSTEM TECHNOLOGIES, INC.

Table of Contents

Page
QUESTIONS AND ANSWERS ABOUT THE MEETING................................................	1
PROPOSAL 1 — ELECTION OF DIRECTORS.....................................................	2
Nominees for Election of Directors...........................................................................................................	2
Board of Directors and Committees of the Board...................................................................................	3
Compensation of Directors........................................................................................................................	3
Recommendation of the Board of Directors............................................................................................	3
PROPOSAL 2 — APPROVAL OF AN AMENDMENT TO OUR 2000 STOCK OPTION AND INCENTIVE PLAN	4
Introduction..................................................................................................................................................	4
Summary of the 2000 Plan...........................................................................................................................	4
Federal Tax Consequences........................................................................................................................	6
New Plan Benefits........................................................................................................................................	7
Recommendation of the Board of Directors............................................................................................	7
PROPOSAL 3 — RATIFICATION OF HANSEN, BARNETT & MAXWELL AS AUDITORS	8
Audit Fees....................................................................................................................................................	8
Recommendation of the Board of Directors............................................................................................	8
ADDITIONAL INFORMATION......................................................................................	9
Beneficial Ownership..................................................................................................................................	9
Executive Officers and Key Employees....................................................................................................	10
Certain Relationships and Related Transactions....................................................................................	10
Section 16(a) Beneficial Ownership Reporting Compliance..................................................................	15
Executive Compensation............................................................................................................................	15
Equity Compensation Plan Information...................................................................................................	16
Employment Agreements...........................................................................................................................	16
Stockholder Proposals for the 2005 Annual Meeting of Stockholders...............................................	16
General Information.....................................................................................................................................	16

APPENDIX A - THIRD AMENDMENT TO 2000 STOCK OPTION AND INCENTIVE PLAN	A-1

EROOMSYSTEM TECHNOLOGIES, INC.

PROXY STATEMENT

This proxy statement is being furnished to our stockholders beginning on or about October 11, 2004, in connection with the solicitation of proxies by the Board of Directors of eRoomSystem Technologies, Inc. to be used at the Annual Meeting of Stockholders, or the Annual Meeting, to be held at 10:00 a.m. (Eastern Time) on November 15, 2004 at 1072 Madison Ave., Lakewood, NJ 08701, and at all adjournments or postponements of the Annual Meeting for the purposes listed in the preceding Notice of Annual Meeting of Stockholders.

QUESTIONS AND ANSWERS ABOUT THE MEETING

What am I voting on?

Proposal 1:  The election of four directors for terms expiring in 2005;

Proposal 2:  The approval of the amendment to our 2000 Stock Option and Incentive Plan, or the 2000 Plan; and

Proposal 3:  The ratification of the appointment of Hansen, Barnett & Maxwell as our independent auditors for the fiscal year ending December 31, 2004.

We are not aware of any other matters that will be voted on.  If a matter does properly come before the Annual Meeting, the person named as the proxy in the accompanying form of proxy will vote the proxy at their discretion.

What are the board’s voting recommendations?

Our board of directors recommends a vote:

·        FOR each of the four nominated directors;

·        FOR the approval of the 2000 Plan; and

·        FOR the ratification of the appointment of Hansen, Barnett & Maxwell as our independent auditors for the fiscal year ending December 31, 2004.

What is the vote required for each proposal?

Proposal 1:  The election of the four nominated directors requires the affirmative vote of the holders of a majority of our common stock present, or represented, at the Annual Meeting.

Proposal 2:  The approval of the amendment to our 2000 Plan requires the affirmative vote of the holders of a majority of our common stock present, or represented, at the Annual Meeting.

Proposal 3:  The ratification of the appointment of the firm of Hansen, Barnett & Maxwell, as our independent auditors for the fiscal year ending December 31, 2004 requires the affirmative vote of the holders of a majority of our common stock present, or represented, at the Annual Meeting.

Who can vote?

The record holders of our common stock on the close of business as of October 4, 2004, the record date, are entitled to notice of and to vote at our Annual Meeting or any adjournments thereof.  As of the record date, 10,445,133 shares of our common stock were issued and outstanding.  Each outstanding share of our common stock is entitled to one vote upon each matter presented.  A list of stockholders entitled to vote will be available for inspection by any stockholder at our corporate headquarters at 1072 Madison Ave., Lakewood, NJ 08701 prior to our Annual Meeting.

What constitutes a quorum?

In order to conduct our annual meeting, a majority of the outstanding shares entitled to vote must be represented in person or by proxy.  This is known as a “quorum.”  Abstentions and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, referred to as broker non-votes, will count toward establishing a quorum.

How do I vote?

There are two ways to vote:

·        By completing and mailing the enclosed proxy card; or

·        By written ballot at our Annual Meeting.

If you are a beneficial owner and your broker holds your shares in its name, the broker is permitted to vote your shares on each of the proposals even if the broker does not receive voting instructions from you.

If your shares are held in the name of a broker, bank or other holder of record, you are invited to attend our annual meeting, but may not vote at our annual meeting unless you have first obtained a proxy, executed in the stockholders’ favor, from the holder of record.

What does it mean if I get more than one proxy?
It means your shares are held in more than one account. Please vote all proxies to ensure all your shares are counted.
Can I change my vote or revoke my proxy?

You can change your vote or revoke your proxy at any time prior to the closing of the polls, by:

·        Returning a later-dated proxy card;

·        Voting in person at our annual meeting; or

·        Notifying our Secretary by written revocation letter.

Our Secretary is David A. Gestetner.  Any revocation should be filed with him at our corporate headquarters at 1072 Madison Ave., Lakewood, NJ 08701.

Attendance at our annual meeting will not in itself constitute revocation of a proxy.  All shares entitled to vote and represented by properly completed proxies timely received and not revoked will be voted as you direct. If no direction is given, the proxies will be voted as our board recommends.

Who conducts the proxy solicitation?

Our board of directors is soliciting these proxies.  We will bear the cost of the solicitation of proxies.  Our regular employees may solicit proxies by mail, by telephone, personally or by other communications, without compensation apart from their normal salaries.

Who will count the votes?

Our board of directors will appoint our outside counsel to serve as the inspector(s) of elections to tabulate the votes cast by proxy or in person at the annual meeting.  The inspector(s) of elections will also determine whether or not a quorum is present.

Do I have any appraisal rights in connection with any matter to be acted upon?
No. Our shareholders do not have appraisal rights in connection with any matter to be acted upon.
Who can help answer my questions?

If you have any questions about the annual meeting or the proposals to be voted on at the annual meeting, or if you need additional copies of this proxy statement or copies of any of our public filings referred to in this proxy statement, you should contact Sarah Weinberger at our corporate office, (732) 730-0116.  Our public filings can also be accessed at the Securities and Exchange Commission’s website at www.sec.gov.

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PROPOSAL 1 — ELECTION OF DIRECTORS

The current term of office of all of our directors expires at the 2004 Annual Meeting.  Our board of directors has proposed the re-election of each current member of the board for a one-year term expiring at the 2005 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified.  Directors will be elected by the affirmative vote of the holders of a majority of our common stock present, or represented, at the Annual Meeting, as long as a quorum is present.

Each nominee has consented to being nominated and to serve if elected.  In the unlikely event that any nominee becomes unable to serve for any reason, the proxies will be voted for a substitute nominee selected by our board of directors.

Nominees for Election of Directors

The following information is furnished with respect to each member of our board of directors, including our chief executive officer who is also a director.  There are no family relationships between or among any of our directors or executive officers.

Name	Age	Director Since	Position
David A. Gestetner	31	2003	Chairman, Chief Executive Officer & President
Herbert A. Hardt	61	2002	Director
James C. Savas	43	2002	Director
Lawrence K. Wein	61	2003	Director

Set forth below is a description of the background of each of our executive officers and directors:

David A. Gestetner  has served as our  president, chief executive officer, secretary and chairman of the board since October 1, 2003. Throughout his career, Mr. Gestetner has been involved in various applications of technology, both as an operator as well as a financier, including founding and operating a telecommunications business abroad.  Mr. Gestetner has received awards for his innovations and advance applications of technology, including the Howard Golden Award for an intuitive scientific invention consisting of a system that enables emergency call routing in telephone systems. Mr. Gestetner possesses a master’s degree from The Aron Kotler Higher Institute of Learning in New Jersey.

Herbert A. Hardt has served as one of our directors since June 13, 2002.  Mr. Hardt is a co-founder and principal of Monness, Crespi, Hardt & Co., Inc.  Prior to co-founding Monness, Crespi, Hardt & Co., Inc. in 1979, Mr. Hardt served as vice president of Fidelity Management and Research Bermuda from 1971 to 1978.  Mr. Hardt received his Bachelor of Arts with a Concentration in Engineering and Applied Physics from Harvard College in 1965 and his Master of Business Administration from Harvard University in 1971.

James C. Savas has served as one of our directors since June 13, 2002.  For more than seven years, Mr. Savas has been a member of Savas Greene & Company, LLC, an accounting and business consulting firm located in Salt Lake City, Utah.  From 1988 to 1995, Mr. Savas was a tax accountant for Price Waterhouse.  Since April 1999, Mr. Savas has also served as co-manager of Providence Management, LLC, which is manager of Ash Capital, LLC, an investment company controlled by Dr. Alan C. Ashton, a former director and the largest stockholder of the Company.  Mr. Savas also serves on the boards of Bullfrog Spas International and Vortex Products, both privately-held companies.  Mr. Savas received his Bachelor of Science in Accounting from the University of Utah.

Lawrence K. Wein has served as one of our directors since October 2003. Mr. Wein held several key positions at AT&T for over 30 years. Mr. Wein received his Master’s in Business Administration from Harvard Business School, and his Bachelor of Science in Engineering from Columbia University.

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Board of Directors and Committees of the Board

Our business affairs are conducted under the direction of our board of directors.  The role of our board of directors is to effectively govern our affairs for the benefit of our stockholders and, to the extent appropriate under governing law, of other constituencies, which include our employees, customers, suppliers and creditors.  Our board strives to ensure the success and continuity of our business through the selection of a qualified management team.  It is also responsible for ensuring that our activities are conducted in a responsible ethical manner.

The framework for our corporate governance is provided by: (a) Nevada corporate law, (b) our articles of incorporation and our bylaws, and (c) our code of ethics.  In addition, all applicable laws, rules and regulations of every jurisdiction in which our products are placed, the federal securities laws and the rules of the Securities and Exchange Commission, or the Commission, govern us.  Our securities are currently quoted on the Over The Counter Bulletin Board under the symbol “ERMS”.  Our code of ethics, which applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, is available on our website at www.eroomsystems.com.  We may revise this policy from time to time and will promptly post revisions on our website.

During fiscal year 2003, our board of directors held six special meetings and acted by unanimous written consent on three other occasions, but did not hold any regular meetings.  Each director attended at least 75% of the board meetings and committee meetings during the period he served as a member.  Our non-management directors did not meet during fiscal year 2003.  We encourage our directors to attend our annual meetings of stockholders; however, we did not have an annual meeting of stockholders in 2003.

Our board of directors has a standing audit and compensation committee. The audit committee met four times during fiscal year 2003 and the compensation committee met once.

Compensation of Directors

Directors who are also employees will not be compensated for their services as directors.  Each non-employee director is automatically granted a nonstatutory option to purchase 25,000 shares of our common stock upon their appointment as a non-employee director.  In addition, upon the conclusion of each regular annual meeting of our stockholders occurring, and following the meeting at which they were appointed, each non-employee director who continues serving as a member of our board will receive a nonstatutory option to purchase 25,000 shares.  All such nonstatutory options shall vest and become exercisable at the date of grant.  In addition to the foregoing, we issued 30,000 shares of common stock to each of Messrs. Hardt and Wein earlier this year for their extraordinary contributions as Board members. We reimburse non‑employee directors for their reasonable expenses incurred in attending each directors’ meeting along with a cash fee of $500 for each board and committee meeting attended.

Recommendation of the Board of Directors

Our board of directors recommends that you vote “FOR” all the director nominees.

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PROPOSAL 2 — APPROVAL OF THE AMENDMENT TO OUR 2000 STOCK OPTION AND INCENTIVE PLAN

Introduction

In the fiscal year ended December 31, 2000, our board and stockholders adopted the 2000 Plan.  Currently, the 2000 Plan has authorized the grant of options for 2,700,000 shares of our common stock.    The additional 300,000 shares under the 2000 Plan are for the purposes of granting further stock options to employees, directors, independent contractors and advisors who have been or are optionees, consistent with their present responsibilities, and to other employees who assume or who, as a result of promotion, will assume new and important responsibilities.

The following summary of the principal features of the 2000 Plan is not intended to be complete and is qualified in its entirety by reference to the 2000 Plan, which is contained in our definitive proxy statement on Schedule 14A, as filed with the Securities and Exchange Commission on May 2, 2001 and as distributed as part of our 2001 annual meeting of stockholders.

Summary of the 2000 Plan

Purpose.  The 2000 Plan is intended to promote the interests of eRoomSystem Technologies, Inc. and our stockholders by offering our employees, directors, independent contractors and advisors, upon whose judgment, initiative and effort we are largely dependent for the successful conduct of our business, the opportunity to participate in a stock option and incentive plan designed to reward them for their services and to encourage them to continue in the employ of, or to provide services to, us.

Administration.  The 2000 Plan is administered by our Compensation Committee, subject to oversight by our board of directors. Each shall, at its discretion, approve the grant of options (nonstatutory and incentive) and shall determine the number of shares, whether the option is nonstatutory or incentive, the exercise price, and the date when all or any installment of the option is to become exercisable.  Our compensation committee is comprised of two non-employee directors and such composition enables the options or other rights granted under the 2000 Plan to qualify for exemption under Rule 16b-3 of the Securities Exchange Act of 1934 with respect to persons who are subject to Section 16 of the Securities Exchange Act of 1934.

Eligibility.  Nonstatutory options may be granted to any individual who is an employee, is a member of our board, or is an independent contractor or advisor who performs services for a subsidiary or us.  Each non-employee director is automatically granted a nonstatutory option to purchase 25,000 shares of our common stock upon their appointment as a non-employee director.  In addition, upon the conclusion of each regular annual meeting of our stockholders occurring, and following the meeting at which they were appointed, each non-employee director who continues serving as a member of our board will receive a nonstatutory option to purchase 25,000 shares.  All such nonstatutory options shall vest and become exercisable at the date of grant.  Incentive options may be granted to any employee or an employee of a subsidiary.

Option Price and Option Term.  Options granted under the 2000 Plan have an exercise price equal to or not less than 100% of the fair market value of a share of our common stock on the date of grant.  Subject to the preceding sentence, the compensation committee at its sole discretion determines the exercise price under any option.  Options may be exercised by payment of the option price in full either in cash or by certified or cashier’s check payable to the order of “eRoomSystem Technologies, Inc.,” at the discretion of our board of directors, in common stock acquired by the optionee in the open market or which have already been owned for more than six months, or at the discretion of the compensation committee, as consideration of services rendered to us or a subsidiary.

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Termination of Options.  The term of any option grant of nonstatutory or incentive options shall not exceed ten years from the date of grant.  If an optionee ceases to be employed by us, or a subsidiary, except by reason of death or permanent disability, any options granted to him will terminate 90 days from the date on which his relationship with us terminates.  During the 90-day period, the optionee may exercise any option granted to him but only to the extent such option was exercisable on the date of termination of his relationship and provided that such option has not previously expired by its own terms or otherwise terminated under the 2000 Plan.

Awards or Sales.  Under the 2000 Plan, as our board of directors deems appropriate, our board of directors may also award various awards or sales subject to the applicable terms and conditions of the 2000 Plan.  Any right to acquire shares of our common stock under the 2000 Plan (other than an option) shall automatically expire if not exercised by the offeree within thirty days after the grant of such right was communicated to the offeree by our board of directors.

Change in Control.  In the event of a change in control, as defined under the 2000 Plan, all restrictions on all awards or sales of shares of our common stock will lapse and vesting on all unexercised stock options will accelerate to the change of control date.

Term and Amendment of Plan.  The 2000 Plan shall expire on March 28, 2010, except with respect to options outstanding on that date.  Our board may amend, suspend or terminate the 2000 Plan in any respect, at any time, subject to the approval of our stockholders only to the extent required by applicable laws.

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Federal Tax Consequences

Optionees of incentive stock options will not recognize taxable income upon the exercise of the options, if certain conditions are met, including the employee status of the optionees, the manner in which the options are granted and exercised, and the holding periods applicable to the optionees.  The remaining condition pertains to the holding periods.  Thus, if the optionee does not dispose of the stock transferred to the optionee within two years from the date of the grant and within one year after the stock is transferred to the optionee, then any gain or loss recognized on the disposition of the stock will be a long-term capital gain or loss equal to the difference between the amount realized by the optionee and the option exercise price.  However, the difference between the option exercise price and the amount realized on the option exercise date will be treated as a tax preference item subject to alternative minimum tax.  We will not be entitled to any deduction under Internal Revenue Code Section 162 (relating to trade or business expenses) in connection with the grant or exercise of any incentive stock option.  However, if stock acquired pursuant to an incentive stock option is disposed of before the expiration of the holding periods, then the excess of fair market value (but not in excess of the amount realized) of such stock on the option exercise date over the option exercise price will be treated as compensation income to the optionee in the year in which such disposition occurs and we will be entitled to a commensurate tax deduction.  Any difference between the amount realized and the fair market value of the stock on the option exercise date will be treated as a long-term capital gain or loss if the stock was held more than one year after the option exercise date.

The optionee of a non-statutory stock option, upon exercise or when the option is not subject to a substantial risk of forfeiture, must include in ordinary income subject to federal taxation an amount equal to the excess of the fair market value of the stock acquired at date of exercise over the aggregate price paid pursuant to the option for such stock.  Accordingly, we may, as a condition at the exercise of a non-statutory stock option, deduct from payments otherwise due to the optionee the amount of taxes to be withheld by virtue of such exercise or require that the optionee pay such withholding to us or make other arrangements satisfactory to us regarding the payment of such taxes.

When an optionee is granted a non-statutory stock option, no income is recognized for federal income tax purposes at that time because the option is subject to a substantial risk of forfeiture.  The optionee, however, may make an appropriate election within thirty days after the date of grant, in which case the optionee would include in the optionee’s gross income, for the taxable year in which such option was granted, the excess of the fair market value of the option at the time of the grant over the amount paid for the option.  If such an election is not made, the optionee will recognize ordinary income on the date that the option is not subject to a substantial risk of forfeiture or the date the options become transferable (generally exercisable), whichever occurs earlier.  The ordinary income recognized will be the excess, if any, of the fair market value of the shares on such later date over the option exercise price, and our tax deduction will also be deferred until such later date.

Optionees should consult their own tax counsel as to the consequences under federal, state and local tax laws upon the grant and exercise of the options on the subsequent sale of the stock.

6

New Plan Benefits

Because grants and awards under the 2000 Plan are discretionary, we cannot determine the number of options and shares that may be granted or awarded under the 2000 Plan.  As of June 30, 2004, we had outstanding options to purchase 2,588,271 shares of common stock.  The options currently held by the following persons are subject to, and governed by, the 2000 Plan:

	2000 Stock Option and Incentive Plan
Name of Position	Number of Options	Exercise Price
David A. Gestetner, Chairman, Chief Executive Officer and President(1)	0	0
James C. Savas, Director(1),(2)	190,274	$0.38*
Herbert A. Hardt, Director(1)	30,000	$0.46*
Lawrence K. Wein, Director(1)	25,000	$0.19
Non-Executive Officer Employees
Daniel Bird(3)	25,000	$0.21*
John Kendall(3)	14,750	$0.28*
Nate Begay(3)	9,875	$0.28*
Sarah Weinberger(3)	10,000	$0.15
Independent Consultants(4)	388,968	$0.28*
Former Officers and Directors(5)	1,774,404	$0.31*
Total	2,468,271	$0.31*

_______________________

*Indicates a weighted average exercise price.

(1) David A. Gestetner, James C. Savas, Herbert A. Hardt and Lawrence K. Wein are all nominees for election as directors.

(2) The option holdings of Mr. Savas consist of options to purchase 30,000 shares in his name, options to purchase 145,313 shares held in the name of Ash Capital, LLC, and options to purchase 14,961 shares of common stock held in the name of Providence Management, LLC. Mr. Savas serves as Co-Manager of Providence Management, which serves as the manager of Ash Capital, LLC.

(3) Non-Executive Officer Employee.

(4) Represents collective options issued to several independent consultants.

(5) Represents collective options previously issued to several former officers and directors of the Company.

Recommendation of the Board of Directors

Our board of directors recommends that you vote “FOR” the approval of the amendment of the 2000 Plan.

7

PROPOSAL 3 — RATIFICATION OF HANSEN, BARNETT & MAXWELL

Audit Fees

Hansen, Barnett & Maxwell has served as independent auditors for us for the fiscal years ended December 31, 2000, 2001, 2002 and 2003, and has been selected by our board as our independent auditors for the fiscal year ending December 31, 2004.  Representatives of Hansen, Barnett & Maxwell are not expected to be present at the Annual Meeting, but will make themselves available by telephone.

Our board of directors is responsible for pre-approving all audit and permissible non-audit services provided by our independent auditor, Hansen, Barnett & Maxwell, with certain limited exceptions.  Our board of directors has concluded that the non-audit services provided by Hansen, Barnett & Maxwell are compatible with maintaining auditor independence.  In 2003, no fees were paid to Hansen, Barnett & Maxwell pursuant to the “de minimus” exception to the pre-approval policy permitted under the Securities Exchange Act of 1934, as amended.

For the fiscal years ended December 31, 2003 and 2002, the fees for services provided by Hansen, Barnett & Maxwell were as follows:

	2003	2002
Audit fees (1)	$38,835	$98,830
Audit-related fees (2)	-	-
Tax fees (3)	-	-
All other fees	-	-
	$38,835	$98,830

(1)              Audit fees: Fees for the professional services rendered for the audit of our annual financial statements, review of financial statements included in our Form 10-QSB filings, and services normally provided in connection with statutory and regulatory filings or engagements.

(2)              Audit-related fees:  Fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.

(3)              Tax fees:  Fees for professional services rendered with respect to tax compliance, tax advice and tax planning. This includes preparation of tax returns, claims for refunds, payment planning and tax law interpretation.

Recommendation of the Board of Directors

Our board of directors recommends that you vote “FOR” the ratification of Hansen, Barnett & Maxwell as our independent auditors for the fiscal year ending December 31, 2004.

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ADDITIONAL INFORMATION

Beneficial Ownership

The following table is a list of the beneficial ownership of common stock as of June 30, 2004 of (i) all persons who beneficially owned more than 5% of our outstanding common stock, (ii) all directors, (iii) all executive officers and (iv) all directors and executive officers as a group, according to record-ownership listings as of that date, according to the Forms 3, 4 and 5 and Schedules 13D and 13G, of which we have received copies, and according to verification as of June 30, 2004 which we have solicited and received from each director and executive officer. The beneficial ownership is calculated based on 10,445,133 shares of common stock outstanding as of June 30, 2004. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities and, accordingly, includes shares issuable upon exercise of options that are exercisable or become exercisable within 60 days of June 30, 2004.

Unless otherwise indicated, the persons identified in this table have sole voting and sole investment power with regard to the shares beneficially owned with the following address, c/o eRoomSystem Technologies, Inc., 1072 Madison Ave., Lakewood, NJ 08701.

Executive Officer or Director	Amount and Nature of Beneficial Ownership	Percent of Class
David A. Gestetner	5,004,000(1)	47.96%
James C. Savas	1,501,783(2)	14.39%
Herbert A. Hardt	615,821(3)	5.90%
Lawrence K. Wein	55,000(4)	0.53%
Executive Officers and Directors, as a group (4 individuals)	7,176,604	68.78%

Stockholders with Beneficial Ownership of 5% or More
David A. Gestetner	5,004,000(1)	47.96%
James C. Savas	1,501,783(2)	14.39%
Ash Capital, LLC	1,389,270(5)	13.31%
Peter S. Lynch	880,231(6)	8.44%
Herbert A. Hardt	615,821(3)	5.90%

__________________

(1) Reflects the direct ownership of 4,000 shares of common stock. In addition, also reflects the exercise of a warrant to purchase 4,000,000 shares of common stock at an exercise price of $0.05 per share, and the conversion of a secured convertible promissory note, in the original principal amount of $50,000, into 1,000,000 shares of common stock at the rate of $0.05 per share.

(2) Reflects the direct ownership of 48,321 shares of common stock and options to purchase 30,000 shares of common stock, the beneficial ownership of 19,231 shares of common stock and an option to purchase 14,961 shares of common stock held by Providence Management, LLC, an entity for which Mr. Savas is co-manager and 50% owner, and the beneficial ownership of 1,243,957 shares of common stock and an option to purchase 145,313 shares of common stock  held by Ash Capital, LLC, an entity for which Providence Management, LLC is manager and holds a 20% profits interest.  Mr. Savas disclaims any beneficial ownership of the shares of common stock and options to purchase shares of common stock beneficially owned as a result of his affiliation with Ash Capital, LLC. Does not reflect the conversion of a secured convertible promissory note in the original principal amount of $347,500 held by Ash Capital, LLC, the terms of which provide for (i) interest to accrue at the rate of 8% per annum, (ii) a maturity date of the earlier of November 8, 2007 or the maturity date of the convertible secured promissory notes held by the Gestetner Group, LLC, and several third parties issued on October 1, 2003, (iii) the right to convert the principal and accrued interest into Series D Preferred Stock at $0.90 per share with each share of the Series D Preferred Stock convertible into six shares of common stock, at $0.15 per share on a common share equivalent basis.  In addition, does not reflect the contingent warrant to purchase shares of common stock issued to Ash Capital, LLC on October 1, 2003, exercisable at $0.13 per share through October 1, 2008. The terms of such contingent warrant provide that the number of shares exercisable by Ash Capital, LLC will be determined by a formula, [A – B] times C, whereby (a) A equals the aggregate number of shares of the Company’s common stock that are, on the date of the exercise of the Ash Capital warrant, issued to and held by the Gestetner Group, LLC and several third parties, (b) B equals 10,000,000 and (c) C equals .07.

(3) Reflects the direct ownership of 395,821 shares of common stock and options to purchase 30,000 shares of common stock, and the beneficial ownership of options to purchase 190,000 shares of common stock held by Monness, Crespi & Hardt, and an entity of which Mr. Hardt is a principal.

(4)Reflects the direct ownership of options to purchase 25,000 shares of common stock as well as 30,000 shares of common stock.

(5) Reflects the direct ownership of 1,243,957 shares of common stock and an option to purchase 145,313 shares of common stock.  Ash Capital, LLC is controlled by Alan C. Ashton, a former member of our board of directors, audit and compensation committees.

(6) Reflects the beneficial ownership of 880,231 shares of common stock, as reported on Schedule 13G filed with the Commission on February 17, 2004.

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Executive Officers and Key Employees

We have the following executive officers and key employees:

David A. Gestetner has served as our president, chief executive officer, secretary and chairman of the board since October 1, 2003. Throughout his career, Mr. Gestetner has been involved in various applications of technology, both as an operator as well as a financier, including founding and operating a telecommunications business abroad.  Mr. Gestetner has received awards for his innovations and advance applications of technology, including the Howard Golden Award for an intuitive scientific invention consisting of a system that enables emergency call routing in telephone systems. Mr. Gestetner possesses a master’s degree from The Aron Kotler Higher Institute of Learning in New Jersey.

Daniel Bird serves as our Director of Operations. Mr. Bird has been with the Company since October 2000. Mr. Bird oversees all installation, maintenance and software and hardware upgrades of the Company’s products installed at hotels. Previously, Mr. Bird worked with Fidelity Investments and Decision One.  Mr. Bird formerly served in the hospitality industry as a General Manager and District Manager for a large restaurant chain in the Pacific Northwest. Mr. Bird earned a bachelor’s degree from ITT Technical Institute in Salt Lake City, Utah, where he majored in Electronics Engineering and minored in Information Technology.  Mr. Bird is currently enrolled in a masters degree program at the University of Phoenix in Salt Lake City.

Certain Relationships and Related Transactions

Transactions Involving Ash Capital, LLC

            On November 8, 2002, the Company entered into a secured convertible promissory note with Ash Capital LLC for proceeds of up to $322,500. The note bears interest at 8%. The principal and interest are due on the earlier of (i) November 8, 2003, (ii) a default under the secured convertible promissory note, (iii) five days after the date of any breach by the Company of any agreement with Ash Capital or any affiliate of Ash Capital, unless the secured convertible promissory note has been converted. All past due amounts and accrued interest thereon shall bear interest at 18%.

            At any time, Ash Capital has the right to convert the principal and accrued interest into Series D Preferred Stock at $0.90 per share. Each share of the Series D Preferred Stock is convertible into six shares of common stock, at $0.15 per share on a common share equivalent basis.  If the conversion date is after November 8, 2003, and the Series D Preferred Stock has not been authorized by all requisite corporate action, the promissory note can be converted into 17.8% of the authorized capital stock or such lesser amount representing 17.8% of the issued and outstanding shares of the capital stock of the Company calculated on a fully diluted basis if the Company provides a covenant not to increase the issued and outstanding shares of capital stock of the Company (or securities convertible thereto) without prior consent of Ash Capital which shall not be unreasonably withheld.

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            On October 1, 2003, Ash Capital, LLC and the Company agreed to modify the terms of the secured convertible promissory note with the Company to (i) extend the maturity date to the earlier of November 8, 2007 or the maturity date of the convertible secured promissory notes of the Gestetner Group, LLC, and several third parties, or the Gestetner Group Notes, and (ii) include as an additional event of default any default of the Company under the Gestetner Group Notes.

In addition, the Company also issued Ash Capital, LLC a contingent warrant to purchase shares of common stock, exercisable at $0.13 per share through October 1, 2008. The terms of the warrant provide that the number of shares exercisable by Ash Capital, LLC will be determined by a formula, [A – B] times C, whereby (i) A equals the aggregate number of shares of the Company’s common stock that are, on the date of the exercise of the Ash Capital warrant, issued to and held by any of the Gestetner Group, LLC and the other lenders that purchased the $250,000 secured convertible promissory note on October 1, 2003, (ii) B equals 10,000,000 and (iii) C equals .07. The shares of common stock underlying the Ash Capital warrant include registration rights that provide Ash Capital, under certain circumstances and in conjunction with Gestetner Group, LLC and several third parties, to register such underlying shares of common stock.

On October 1, 2003, Ash Capital, LLC and Gestetner Group, LLC entered into an Intercreditor and Collateral Agency Agreement that provides for the secured obligations of the Company to both parties to rank equally. Ash Capital is to serve on its own behalf and as the agent for Gestetner Group, LLC, based upon its written instruction, to foreclose upon, collect and dispose of all or any portion of the collateral set forth in Ash Capital’s secured convertible promissory note and the Gestetner Group Notes, should a default occur by the Company under the terms of such agreements. In addition, for the term of the Gestetner Group Notes, Ash Capital has agreed, subject to obtaining the prior written consent of Gestetner Group, LLC otherwise, to vote or to cause any of its affiliates or subsidiaries to vote all of its or their shares of common stock of the Company (i) for the election of any two nominees of the Gestetner Group Noteholders and (ii) against any increase in the size of the Board of Directors of the Company above four members.

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Transactions Involving Gestetner Group, LLC

On October 1, 2003, we issued secured convertible promissory notes in the original principal amount of $250,000, collectively, to Gestetner Group, LLC, a New Jersey limited liability company, and several third parties, or the Gestetner Group Noteholders.  David A. Gestetner, our Chief Executive Officer and President is the Managing Member of the Gestetner Group, LLC. The terms of the Notes include (i) for interest to accrue at the rate of 8% per annum, (ii) a maturity date of the earlier of (a) October 1, 2008, (b) the date of approval of the Board of Directors regarding the merger of the Company with or into any third party or the sale of all or substantially all of our assets, or (c) the date of the closing of any financing (other than commercial credit facilities), the gross proceeds of which are at least $1,000,000 and (iii) the right of the Gestetner Group Noteholders, at any time, to convert all outstanding principal and accrued and unpaid interest into shares of our common stock at the rate of $0.05 per share; provided, however, that we shall have the right to not permit the conversion if such conversion would result in the Gestetner Group Noteholders holding, in the aggregate and on a fully-diluted basis, more than 49% of our outstanding common stock.

In addition, the Gestetner Group Noteholders have been issued, collectively, warrants to purchase 5,000,000 shares of our common stock, exercisable at $0.05 per share at any time through October 1, 2008. Specifically, the Gestetner Group, LLC holds a warrant to purchase 4,000,000 shares of common stock on the terms set forth above, and holds a secured convertible promissory note in the original principal amount of $50,000.

The shares of common stock underlying the secured convertible promissory notes, as well as the warrants to purchase shares of common stock, issued to the Gestetner Group Noteholders include registration rights that provide, under certain circumstances, for the registration of such shares of common stock.

We have utilized the proceeds provided by the Gestetner Group Noteholders for our business operations.

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Transactions Involving RSG Investments, LLC

On July 17, 1998, we entered into an agreement with RSG Investments through which RSG Investments loaned us $1.5 million.  RSG Investments is a privately-held company in which John J. Prehn, one of our former directors, is a member.  Mr. Prehn previously served as the managing director of AMRESCO.  At the time of these agreements, RSG Investments and AMRESCO were not affiliated with us, and Mr. Prehn did not serve on our board of directors.

The purpose of the $1.5 million loan was to fund the production of approximately 2,270 eRoomServ refreshment centers.  As an inducement, we issued to the principals of RSG Investments warrants to purchase 46,875 shares of common stock and agreed to pay interest at the rate of 15% per annum.  Our obligation was secured by the eRoomServ refreshment centers, our other assets and by shares of our common stock held by our officers, directors and consultants.  Due to the inability to satisfy our obligations under the loan, we entered into a settlement with RSG Investments in the form of an equipment transfer agreement dated September 28, 1999.

Pursuant to the equipment transfer agreement, we formed a bankruptcy-remote entity, RSi BRE, Inc., transferred ownership of 2,270 eRoomServ refreshment centers to RSi BRE, Inc., and granted RSG Investments the right to receive $0.57 per eRoomServ refreshment center per day of the revenue realized from 2,270 of the eRoomServ refreshment centers.  As part of the settlement, the RSi BRE, Inc. board of directors was to consist of three individuals, a representative of eRoomSystem Technologies, a representative of RSG Investments and a third independent director.  In addition, we paid $250,000 to RSG Investments, converted $500,000 of our obligation to RSG Investments into 166,667 shares of our Series B convertible preferred stock and executed a promissory note in the principal amount of $750,000 bearing an interest rate of 10% per annum.  Pursuant to this settlement, RSG Investments terminated the security interest granted under the original obligation and received a security interest in all of the assets of RSi BRE, Inc.

Pursuant to the terms of this promissory note, we transferred 829 additional refreshment centers to RSi BRE, Inc.  We were obligated to satisfy this promissory note in full on May 1, 2000, which was extended to August 15, 2000.  On August 15, 2000, the promissory note was satisfied and paid in full.  As a result, 829 units were transferred from RSi BRE, Inc. to us and RSi BRE assumed the remaining obligations owed to RSG Investments.

On February 29, 2004, we entered into a settlement and mutual release agreement, or the Settlement and Release Agreement, with RSG Investments, LLC, or RSG. The Settlement and Release Agreement provides for the payment of $152,823 by the Company to RSG as a full and final cancellation of the Equipment Transfer Agreement and subsequent settlement agreement dated September 1999. As a result, the Company has commenced recognizing all revenue generated from the four revenue sharing lease agreements relating to the 1,717 eRoomServ refreshment centers and 1,304 eRoomSafes. We are in the process of dissolving RSi BRE.

Financial Advisory Agreement with Monness, Crespi & Hardt

On December 31, 2001, we entered into a financial advisory agreement with Monness, Crespi & Hardt, or MCH. Herbert A. Hardt is a principal of MCH and was appointed to our board of directors in June 2002. The agreement provides that MCH will assist us in structuring and/or placing debt or equity securities in private or public transactions, and advise us on mergers, acquisitions and strategic partnerships. In consideration, MCH was issued a warrant to purchase 100,000 shares of common stock exercisable at $0.26 per share.

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Grant and Exercise of Stock Options on December 31, 2001 AND Related Matters Involving Messrs. Harkness, Hrncir and Ellis

On December 31, 2001, we issued to David S. Harkness, Gregory L. Hrncir, Derek K. Ellis (each of which are former executive officers of the Company) and Ash Capital options to purchase 300,000 shares, 225,000 shares, 75,000 shares and 250,000 shares of common stock, respectively, at $0.26 per share, the closing price of our common stock on December 31, 2001.  As of the same date, Mr. Harkness assigned, as a gift, his options to AK Holding Company, a limited-liability company affiliated with Dr. Alan C. Ashton.  In addition, as of the same date, Messrs. Hrncir and Ellis, Ash Capital and AK Holding Company exercised their options to purchase an aggregate of 950,000 shares of common stock (including 636,578 variable options) by payment of $26,000 (which occurred in February 2002) and by issuing $221,000 of 5% full-recourse promissory notes to us.  The principal and accrued interest on the promissory notes had a maturity date of December 31, 2005.  In addition to the shares purchased with the notes, the notes were secured by 637,500 shares of common stock, collectively, that were held by Messrs. Hrncir and Ellis, Ash Capital and AK Holding Company for more than six months and by other assets of each of the foregoing parties.

On October 1, 2003, David S. Harkness entered into a Termination and Release Agreement that provided for the surrender by the Company of a promissory note, previously issued by Mr. Harkness in the original principal amount of $78,000, in exchange for the surrender by Mr. Harkness of 300,000 shares of common stock. In conjunction with the surrender of accrued compensation owed to Mr. Harkness for the period April 1, 2003 to October 1, 2003, the Company issued Mr. Harkness an option to purchase 300,000 shares of common stock at $0.26 per share pursuant to the 2000 Plan. Under the terms of the Termination and Release Agreement, Mr. Harkness resigned as Chief Executive Officer, President and Chairman of the Board of Directors, as well as all officer and director positions held in the Company’s subsidiaries.

On October 1, 2003, Gregory L. Hrncir entered into a Termination and Release Agreement that provides for the surrender by the Company of a promissory note, previously issued by Mr. Hrncir in the original principal amount of $58,500, in exchange for the surrender by Mr. Hrncir of 225,000 shares of common stock. In conjunction with the surrender of accrued compensation owed to Mr. Hrncir for the period April 1, 2003 to October 1, 2003, the Company issued Mr. Hrncir an option to purchase 225,000 shares of common stock at $0.26 per share pursuant to the 2000 Plan. Under the terms of the Termination and Release Agreement, Mr. Hrncir resigned as Chief Operating Officer, General Counsel and Secretary of the Company, as well as all officer and director positions held in the Company’s subsidiaries. In addition, on October 1, 2003, the Company entered into a three-month Consulting Agreement with Mr. Hrncir that provides for the issuance of an option to purchase 100,000 shares of common stock, exercisable at $0.10 per share for a period of five years. The monthly consulting fee is $6,000.

On October 2, 2003, Derek K. Ellis entered into a Termination and Release Agreement that provides for the surrender by the Company of a promissory note, previously issued by Mr. Ellis in the original principal amount of $19,500, in exchange for the surrender by Mr. Ellis of 75,000 shares of common stock. In conjunction with the surrender of past compensation by Mr. Ellis for the period April 1, 2003 to July 31, 2003, the Company issued Mr. Ellis an option to purchase 75,000 shares of common stock at $0.26 per share pursuant to the 2000 Plan. Previously, on July 31, 2003, Mr. Ellis had resigned as Chief Financial Officer and Treasurer of the Company. In addition, on October 2, 2003, the Company entered into a Consulting Agreement with Mr. Ellis that provides for the issuance of a five-year option to purchase up to 180,000 shares of common stock, which option vests upon the occurrence of certain events, at $0.10 per share and the payment of a monthly consulting fee of $10,000 for the first month and $3,120 for a minimum of five, and maximum of seven, subsequent months subject to the occurrence of certain events.

Indemnification of Directors and Officers

We have provided for indemnification to the fullest extent permitted by the provisions of Nevada law in our articles of incorporation and bylaws. We do not currently maintain a directors’ and officers’ liability insurance policy.

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Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our reporting directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership of our common stock and other equity securities with the Securities and Exchange Commission, or the Commission.  Executive officers, directors and stockholders holding more than 10% of the class of stock are required to furnish us with copies of all Section 16(a) forms they file with the Commission.

To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2003, all reports required under Section 16(a) were filed as required with the Commission.

Executive Compensation

Summary Compensation Table

The following table sets forth summary information concerning the total remuneration paid or accrued by eRoomSystem Technologies, to or on behalf of our chief executive officer and our executive officers whose total annual salary exceeded $100,000 during the fiscal years ended December 31, 2003, 2002 and 2001.  In accordance with the rules of the Commission, the compensation described in this table does not include perquisites and other personal benefits received by the executive officers named in the table below which does not exceed the lesser of $50,000 or 10% of the total salary and bonus reported for the executive officers.

	Annual Compensation			Long-Term Compensation	Other Compensation
Name and Principal Position	Year	Salary	Bonus	Securities Underlying Options/Sirs
David A. Gestetner, President, Chief Executive Officer, Secretary and Chairman of the Board	2003	$ 25,000	$ 0	0	$ 600
	2002	$ 0	$ 0	0	$ 0
	2001	$ 0	$ 0	0	$ 0

David S. Harkness, Former President, Chief Executive Officer and Chairman of the Board	2003	$ 29,059	$ 0	0	$ 0
	2002	$ 132,654	$ 0	250,000	$ 17,346
	2001	$ 153,512	$ 0	300,000	$ 0

David A. Gestetner commenced serving in the capacities of President, Chief Executive Officer, Secretary and Chairman of the Board on October 1, 2003. Mr. Gestetner receives an annual salary of $100,000 and a monthly car allowance of $200. In addition, in conjunction with the investment of the Gestetner Group, LLC of $50,000 in convertible secured promissory notes, Gestetner Group, LLC holds a warrant to purchase 4,000,000 shares of common stock, exercisable at $0.05 per share through October 1, 2008. In addition, the secured convertible promissory note held by the Gestetner Group, LLC is convertible into 1,000,000 shares of common stock at the rate of $0.05 per share. Mr. Gestetner serves as the managing member of the Gestetner Group, LLC.

David S. Harkness, our former Chief Executive Officer, resigned on October 1, 2003.

Option Grants in 2003

We did not grant any stock options to our named executive officers in 2003.

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Equity Compensation Plan Information

2000 Stock Option and Incentive Plan

The 2000 Stock Option and Incentive Plan, or the 2000 Plan, was adopted by our board on February 3, 2000 and approved by our stockholders on March 29, 2000.  The 2000 Plan was amended by our stockholders on May 7, 2001 when the shares of common stock authorized under the 2000 Plan were increased from 2,000,000 shares to 2,400,000 shares, and thereafter amended on July 29, 2002 by our stockholders effectively increasing the number of shares issuable hereunder to 2,700,000.  Proposal number two of this proxy statement seeks the approval of an amendment to the 2000 Plan to increase the number of shares issuable thereunder to 3,000,000.

The 2000 Plan provides us with the vehicle to grant to employees, officers, directors and consultants stock options and bonuses in the form of stock and options.  Under the 2000 Plan, we can grant awards for the purchase of shares of common stock, including “incentive stock options” within the meaning of Section 422 of the United States Internal Revenue Code of 1986 and non‑qualified stock options.  As of June 30, 2004, we have issued options to purchase 2,633,146 shares of our common stock under the 2000 Plan.

The compensation committee has authority to determine the persons to whom awards will be granted, the nature of the awards, the number of shares to be covered by each grant, the terms of the grant and with respect to options, whether the options granted are intended to be incentive stock options, the duration and rate of exercise of each option, the option price per share, the manner of exercise and the time, manner and form of payment upon exercise of an option.

Employment Agreements

On October 1, 2003, the Company entered into an employment agreement with David A. Gestetner. The term of the employment agreement is two (2) years, with successive one (1) year renewable options. Mr. Gestetner receives an annual salary of $100,000 and customary benefits.

Stockholder Proposals for the 2005 Annual Meeting of Stockholders

We must receive proposals of stockholders intended to be presented at our next annual meeting prior to March 31, 2005, to be considered for inclusion in our proxy statement relating to that meeting.  Our board of directors will review any proposals from eligible stockholders that it receives by that date and will make a determination whether any such proposals will be included in our proxy materials

General Information

Our 2003 Annual Report on Form 10‑KSB, containing audited financial statements but without exhibits, accompanies this proxy statement.  The Form 10‑KSB, as filed with the Commission, including exhibits, is available through the website maintained by the Commission at www.sec.gov.  Stockholders may also obtain a copy of our Form 10‑KSB, without charge, upon written request to:

EROOMSYSTEM TECHNOLOGIES, INC.

Attn:  Secretary

1072 Madison Ave.

Lakewood, NJ 08701

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As of the date of this proxy statement, our board of directors knows of no business which will be presented for consideration at the meeting other than the matters stated in the accompanying Notice of Annual Meeting of Stockholders and described in this proxy statement.  If, however, any matter incident to the conduct of the meeting or other business properly comes before the meeting, the persons acting under the proxies intend to vote with respect to those matters or other business in accordance with their best judgment, and the proxy includes discretionary authority to do so.

By Order of the Board of Directors

/s/ David A. Gestetner

David A. Gestetner

Chief Executive Officer, President and Secretary

Lakewood, New Jersey

October 4, 2004

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APPENDIX A

THIRD AMENDMENT TO

eROOMSYSTEM TECHNOLOGIES, INC.

2000 STOCK OPTION AND INCENTIVE PLAN

As adopted by the Board of Directors on August 20, 2004

The board of directors (the “Board”) of eRoomSystem Technologies, Inc., a Nevada corporation (the “Company”), hereby adopts this amendment (this “Amendment”) to the Company’s 2000 Stock Option and Incentive Plan (the “Plan”) for the purposes of increasing the number of shares of the Company’s common stock, $.001 par value (the “Shares”), authorized for issuance under the Plan.

1.                 Amendment

Subject to the approval of the Company’s stockholders as required by Section 13 of the Plan, Section 5(a) of the Plan, which currently reads as follows:

5.         Stock Subject to this Plan

(a)  Basic Limitation.  Shares offered under this Plan shall be authorized but unissued Shares or treasury Shares.  Two million seven hundred thousand (2,700,000) Shares have been reserved for issuance under this Plan (upon exercise of Options or other rights to acquire Shares).  The aggregate number of Shares that may be issued under this Plan shall at all times be subject to adjustment pursuant to Section 9.  The number of Shares that are subject to Options or other rights outstanding at any time under this Plan shall not exceed the number of Shares that remain available for issuance under this Plan.  The Company, during the term of this Plan, shall at all times reserve and keep available sufficient Shares to satisfy the requirements of this Plan.

shall be amended and replaced in its entirety with the following:

5.         Stock Subject to this Plan

(b)  Basic Limitation.  Shares offered under this Plan shall be authorized but unissued Shares or treasury Shares.  Three million (3,000,000) Shares have been reserved for issuance under this Plan (upon exercise of Options or other rights to acquire Shares).  The aggregate number of Shares that may be issued under this Plan shall at all times be subject to adjustment pursuant to Section 9.  The number of Shares that are subject to Options or other rights outstanding at any time under this Plan shall not exceed the number of Shares that remain available for issuance under this Plan.  The Company, during the term of this Plan, shall at all times reserve and keep available sufficient Shares to satisfy the requirements of this Plan.

2.                 Effective Date

In accordance with Section 13(b) of the Plan, this Amendment shall not become effective until, and is subject to, the approval of the Company’s stockholders.

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3.                 General Provisions

3.1  Interpretation.  In the event that there is a conflict between any of the provisions of this Amendment and any of the provisions of the Plan, the provisions of this Amendment shall control.

3.2  Remaining Terms and Conditions.  Except as expressly amended or modified by this Amendment, all of the terms and conditions of the Plan shall remain unchanged and in full force and effect.

3.3  Governing Law; Venue.  This Plan shall be construed and enforced according to the laws of the State of Nevada to the extent not preempted by federal law, which shall otherwise control.

CERTIFICATE OF SECRETARY

I hereby certify that I am the Secretary of eRoomSystem Technologies, Inc. and that the foregoing is the Third Amendment to the eRoomSystem Technologies, Inc. 2000 Stock Option Plan, consisting of two (2) pages, as duly adopted by the Board of Directors of eRoomSystem Technologies, Inc. on August 20, 2004.

            In Witness Whereof, I have hereunto subscribed my name this 20th day of August 2004.

/s/ David A. Gestetner
David A. Gestetner, Secretary

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